EXHIBIT 99
HON INDUSTRIES P.O. Box 1109, Muscatine, Iowa 52761-0071
News Release
FOR INFORMATION CONTACT: Jerald K. Dittmer, Vice President and CFO (563) 264-7400 Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406
HON INDUSTRIES Announces Results for Third Quarter - Fiscal 2003

MUSCATINE, Iowa (October 22, 2003) - HON INDUSTRIES Inc. (NYSE: HNI) announced today sales of
$500.1 million and net income of $34.4 million for the third quarter ending October 4, 2003.

Consolidated net sales for the third quarter increased 12.1 percent to $500.1 million, compared to $446.3 million for the same quarter last year.  The increase is due in part to third quarter 2003 being a 14-week period rather than the normal 13 weeks, an event that occurs once every six years due to the Company's 52/53-week fiscal year.  The extra week contributes approximately 8 percent of the increase.  The strong performance of the hearth products segment also contributed to the increase.  Net income was $34.4 million compared to $27.2 million in the same period in 2002.  Net income was $0.59 per diluted share compared to $0.46 for the same quarter last year.

During the third quarter, the Company continued the process of closing two office furniture facilities and consolidating production into other U.S. manufacturing locations.  In connection with the shutdowns, the
Company recorded $9.0 million of pre-tax charges or $0.10 per diluted share during the third quarter.  These charges included $5.1 million of accelerated depreciation of machinery and equipment, which was recorded in cost of sales, and $0.7 million for severance and $3.2 million of facility exit, production relocation, and other costs, which were recorded as restructuring costs.  The closedowns and consolidation will be completed prior to the end of the year.  The additional costs related to the shutdowns are expected to total $2.5 to $4.0 million in the fourth quarter.  This operational realignment is expected to reduce costs $13.0 to $14.0 million on an annualized basis beginning in 2004 and result in improved service to customers with faster and better-
coordinated delivery and lead-time performance.

As a percent of sales, gross margins for the third quarter increased to 36.7 percent from 35.9 percent for the same quarter last year.  Included in gross margin for the third quarter of 2003 is $5.1 million of accelerated depreciation of machinery and equipment related to the shutdown of two facilities reducing margins by percentage points.  "Benefits from our business simplification and cost-saving initiatives and the hard work of our dedicated member-owners enabled us to improve our gross margins," said Jack Michaels, HON
INDUSTRIES Chairman and CEO.

Total selling and administrative expenses, including restructuring charges, for the quarter totaled $131.4 million compared to $117.3 million for the same quarter last year. Included in third quarter 2003 were restructuring charges of $3.9 million related to the shutdown and relocation of production from two office furniture facilities.  Excluding the restructuring charges, selling and administrative expenses were up 8.7%
from the year earlier period primarily due to the extra week included in the current quarter.

For the first nine months of 2003, consolidated net sales increased 4.3% to $1.3 billion compared to $1.2 billion in 2002.  Gross margins year-to-date increased to 36.1 percent compared to 35.6 percent last year.
Included in 2003 gross margins was $6.7 million of accelerated depreciation which reduced margins 0.5 percentage points.  Net income was $70.5 million or $1.21 per diluted share compared to $63.2 million or
$1.07 per diluted share in 2002.  Included in the year-to-date results were net pre-tax restructuring charges and accelerated depreciation of $12.8 million or $0.14 per diluted share in 2003 and net pre-tax restructuring charges of $3.0 million or $0.03 per diluted share in 2002.

Cash flow from operations for the first nine months was $94.7 million compared to $103.2 million last year.
Capital expenditures increased from $16.8 million in 2002 to $32.1 million in 2003 which included funding for the purchase of a previously leased hearth products plant, information system improvements, and tooling and equipment for new products.  The Company's cash position remains strong and totaled $168.5 million, including $94.9 million of short-term investments, as of October 4, 2003.  The Company repurchased 762,300 shares of its common stock at a price of approximately $21.5 million during the first nine months of 2003.

Office Furniture

For the quarter, sales for HON INDUSTRIES' office furniture segment were up 9.8% to $378.4 million from $344.5 million for the same quarter last year.  The increase is largely due to third quarter 2003 being a 14-week period versus a normal 13-week period.  Operating profit was $45.2 million compared to $42.1 million in 2002.  Operating profit as a percent of net sales decreased to 12.0 percent versus 12.2 percent in 2002.  Included in 2003 are $9.0 million of charges related to the shutdown of two office furniture facilities reducing operating margins by 2.3 percentage points.  "While current year earnings will be negatively impacted by these shutdowns, future results will be positively impacted once these consolidations are complete," stated Mr. Michaels.  Net sales on a year-to-date basis increased
3.1% to $977.2 from $947.8 million in 2002 mainly due to the additional week.  Operating profit as a percent of sales decreased to 10.0 percent compared to 10.4 percent in 2002.  Included in 2003 are $12.8 million of charges related to the shutdown of two office furniture facilities reducing operating margins by 1.3 percentage points.  The Business and Institutional Furniture Manufacturer's Association (BIFMA) reported shipments down 7 percent for the first eight months of 2003.

Hearth Products

Net sales for the hearth products segment increased 19.6 percent in the third quarter of 2003 to $121.7 million compared to $101.8 million for the same quarter last year.  Excluding the effects of the extra week in third quarter 2003, net sales for the hearth products segment showed double-digit growth.  This increase is attributable to strong emphasis on aggressive profitable growth through its aligned sales force, strengthening alliances with key distributors and dealers, as well as focused new product introductions.  Operating profit was $17.5 million compared to $11.7 million in 2002.  Operating profit as a percent of net sales increased to 14.3 percent versus
1.5 percent for 2002.  Improved profitability was primarily the result of an increase in sales volume and leveraging of fixed costs, and increased sales through owned distribution channels.  Net sales on a year-to-date basis increased
.4 percent to $321.7 million from $296.9 million and operating profit as a percent of net sales increased to
10.5 percent compared to 9.1 percent in 2002.  "We are very pleased with the results of the hearth products segment," stated Stan Askren, HON INDUSTRIES President.

2003 Outlook

"The office furniture segment of our business continues to be challenging," stated Mr. Michaels, "therefore, we are still cautious about the near-term outlook for this segment.  The final quarter of 2003 appears positive for our hearth segment based on strong recent orders for our retail brands and the expected continued solid demand for new residential construction."  As a result of the Company's 52/53-week year, an additional two days of holidays fall in fourth quarter 2003 reducing the number of working days compared to the same quarter in 2002.

Conference Call

HON INDUSTRIES will host a conference call on Thursday October 23, 2003, at 10:00 a.m. CDT to discuss the third quarter fiscal 2003 results.  To participate, call the conference call line at 888-273-9885.  A replay of the conference call will be available until Thursday, October 30, 2003.  To access this replay, dial
800-475-6701, access code 699319.  A line to the simultaneous web cast can be found on the Company's website at www.honi.com.

HON INDUSTRIES Inc. provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HON INDUSTRIES is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Company's strong brands, including HON®, Allsteel®, Gunlocke®, Heatilator® and Heat-N-Glo®, have leading positions in their markets. HON INDUSTRIES is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the Company was recognized for the third consecutive year as one of the 400 Best
Big Companies in America by Forbes magazine in 2003, and as America's Most Admired Company in the furniture industry by Fortune magazine in 2003.  HON INDUSTRIES' common stock is traded on the New York Stock
Exchange under the symbol HNI.  More information can be found on the Company's website at www.honi.com.

Forward-looking Statements
Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results, particularly those with respect to expected earnings for the remainder of the fiscal year.  These risks include, among others: the Company's ability (a) to realize financial benefits from its cost containment, facilities closing, production consolidation, and business simplification initiatives, (b) to realize financial benefits from investments in new products, and (c) to mitigate the effects of uncertain steel prices and supplies; lower than expected demand for the Company's products due to uncertain political and economic conditions; competitive pricing pressure from foreign and domestic competitors; and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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HON INDUSTRIES
Unaudited Condensed Consolidated Statement of Operations
(Dollars in thousands, except per share data)	Three Months Ended Oct. 4, 2003 (1) Sep. 28, 2002		Nine Months Ended Oct. 4, 2003 (1) Sep. 28, 2002
Net sales Cost of products sold	$500,091 316,412	$446,274 285,996	$1,298,855 829,620	$1,244,712 802,090
Gross profit Selling and administrative expenses Restructuring and impairment charges	183,679 127,472 3,881	160,278 117,274 -	469,235 354,877 6,146	442,622 339,019 3,000
Operating income Interest income Interest expense	52,326 1,148 531	43,004 701 1,278	108,212 2,532 2,329	100,603 1,885 3,752
Income before income taxes Income taxes	52,943 18,530	42,427 15,274	108,415 37,945	98,736 35,545
Net income	$ 34,413	$ 27,153	$ 70,470	$ 63,191
Net income per common share (basic and diluted)	$0.59	$0.46	$1.21	$1.07
Average number of common shares outstanding	58,043,055	58,918,097	58,164,638	58,871,061

(1)Three months ended October 4, 2003, represents 14 weeks of business activity compared to 13 weeks in the prior year.  Nine months ended October 4, 2003, similarly represents 40 weeks compared to 39 weeks in the prior year.

Unaudited Condensed Consolidated Balance Sheet
Assets			Liabilities and Shareholders' Equity
	As of			As of
(Dollars in thousands)	Oct. 4, 2003	Dec. 28, 2002		Oct. 4, 2003	Dec. 28, 2002

Cash and cash equivalents Short-term investments Receivables Inventories Deferred income taxes Prepaid expenses and other current assets	$ 73,645 94,853 204,817 52,260 14,087 9,251	$139,165 16,378 181,096 46,823 10,101 11,491	Accounts payable and accrued expenses Income taxes Note payable and current maturities of long-term debt Current maturities of other long-term obligations	$210,134 20,712 28,649 305	$252,145 3,740 41,298 1,497
Current assets	$448,913	$405,054	Current liabilities	$259,800	$298,680
Property and equipment - net Goodwill Other assets	324,187 192,086 60,227	353,270 192,395 69,833	Long-term debt Capital lease obligations Other long-term liabilities Deferred income taxes Shareholders' equity	2,717 1,587 34,612 38,903 687,794	8,553 1,284 28,028 37,114 646,893
Total assets	$1,025,413	$1,020,552	Total liabilities and shareholders' equity	$1,025,413	$1,020,552

HON INDUSTRIES
Unaudited Condensed Consolidated Statement of Cash Flows
Nine Months Ended
(Dollars in thousands)	Oct. 4, 2003	Sep. 28, 2002
Net cash flows from (to) operating activities Net cash flows from (to) investing activities: Capital expenditures Other Net cash flows from (to) financing activities	$ 94,678 (32,124) (77,211) (50,863)	$ 103,236 (16,753) (16,998) (38,669)
Net increase (decrease) in cash and cash equivalents Cash and cash equivalents at beginning of period	(65,520) 139,165	30,816 78,838
Cash and cash equivalents at end of period	$ 73,645	$ 109,654
Unaudited Business Segment Data
(Dollars in thousands)	Three Months Ended Oct. 4, 2003 Sep. 28, 2002		Nine Months Ended Oct. 4, 2003 Sep. 28, 2002

Net sales: Office furniture Hearth products	$378,356 121,735	$344,470 101,804	$ 977,182 321,673	$ 47,835 296,877
	$500,091	$446,274	$1,298,855	$1,244,712
Operating profit: Office furniture Operations before restructuring charges Restructuring and impairment charges	$ 49,123 (3,881)	$ 42,116 -	$ 103,897 (6,146)	$ 101,212 (3,000)
Office furniture - net Hearth products	45,242 17,452	42,116 11,727	97,751 33,820	98,212 27,051
Total operating profit Unallocated corporate expense	62,694 (9,751)	53,843 (11,416)	131,571 (23,156)	125,263 (26,527)
Income before income taxes	$ 52,943	$ 42,427	$ 108,415	$ 98,736
Depreciation and amortization expense: Office furniture Hearth products General corporate	$ 17,978 3,309 1,378	$ 12,176 3,328 1,686	$ 42,465 10,266 3,663	$ 36,577 10,318 4,863
	$ 22,665	$ 17,190	$ 56,394	$ 51,758
Capital expenditures - net: Office furniture Hearth products General corporate	$ 4,555 1,629 1,587	$ 4,371 1,936 1,095	$ 14,481 11,303 6,340	$ 10,650 4,462 1,641
	$ 7,771	$ 7,402	$ 32,124	$ 16,753

	As of Oct. 4, 2003	As of Sep. 28, 2002
Identifiable assets:
Office furniture	$ 478,299	$ 516,417
Hearth products	316,508	312,136
General corporate	230,606	176,249
	$1,025,413	$1,004,802